Exhibit 2.1
ASSET PURCHASE AGREEMENT
DATED AS OF JUNE 26, 2011
BY AND AMONG
TRANSDEL PHARMACEUTICALS, INC., AS SELLER
AND
CARDIUM HEALTHCARE, INC., AS PURCHASER
AND
CARDIUM THERAPEUTICS INC.

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ii

SCHEDULES

Schedule 4.5	Consents
Schedule 4.6	No Material Adverse Change
Schedule 4.6(e)	Material Tangible Property
Schedule 4.7	Intellectual Property
Schedule 4.8	Litigation
Schedule 4.9(a)	Material Contracts
Schedule 4.10	Permits
Schedule 6.9(a)	Assumed Contracts

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of June 26, 2011, by and between TRANSDEL PHARMACEUTICALS, INC., a Delaware corporation (“Seller”), CARDIUM HEALTHCARE, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (together with any successor corporation or permitted assign, “Purchaser”), and CARDIUM THERAPEUTICS INC., a Delaware corporation (“Parent”). Seller, Purchaser and Parent may be referred to in this Agreement as the “Parties” and individually as a “Party.”
RECITALS
WHEREAS, Seller is engaged in the business of developing and selling non-invasive, topically delivered specialty pharmaceutical products (the “Business”);
WHEREAS, Seller has filed or will file a voluntary petition (the “Petition”) for relief commencing a bankruptcy case (the “Bankruptcy Case”) under Chapter 11 of title 11 of the United States Bankruptcy Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of California (the “Bankruptcy Court”) or such other court as the Parties may mutually agree;
WHEREAS, subject to the approval of the Bankruptcy Court, Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, all or substantially all of the property, assets, rights, and privileges of Seller related to, used in, or otherwise associated with the operation of the Business (the “Transferred Assets”) free and clear of all Liens, Liabilities and Costs other than Assumed Liabilities on the terms and subject to the conditions set forth in this Agreement, pursuant to the Approval Order, and in accordance with the Bankruptcy Code and for the purpose of facilitating the confirmation of a Plan of Reorganization; and
WHEREAS, time is of the essence in completing the sale by Seller to Purchaser of the Transferred Assets.
NOW, THEREFORE, in consideration of the premises and mutual agreements, benefits, representations, warranties, and covenants of the Parties contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound subject to the terms and conditions hereof and approval of the Bankruptcy Court, the Parties each agree as follows:
ARTICLE I
DEFINITIONS
1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
Action. Any action, suit, charge, claim, summons, complaint, lawsuit, investigation, citation, request for investigation, report or notice of alleged violation of Law, arbitration, audit or legal proceeding of any nature filed with or made to or by any Governmental Authority or organization having jurisdiction or authority over Seller, its assets, its property or its operations.

Affiliate. As defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Agreement. This Asset Purchase Agreement, together with all Schedules referred to herein, as the same may be amended, supplemented or otherwise modified from time to time.
Alternative Transaction. As defined in Section 6.4(b).
Approval Order. An Order or Orders, including separate findings of fact and conclusions of law, of the Bankruptcy Court in a form substantially as attached hereto as Exhibit “A” to Seller and Purchaser that, among other things, (i) authorizes and approves the sale to Purchaser pursuant to this Agreement of the Transferred Assets, and approves the terms of this Agreement, (B) finds that Parent and Purchaser are acting in good faith and are entitled to the protections of a buyer under section 363(m) of the Bankruptcy Code and (C) contains such other findings and provisions as may be reasonably requested by Purchaser (including a finding that notice of the transactions contemplated by this Agreement has been properly given) to assure that (1) title to the Transferred Assets will be transferred to Purchaser free and clear of all Liens and Claims, and any such Liens and Claims shall attach solely to the Total Purchase Price, (2) Seller will be duly authorized to execute and deliver such instruments as are required to be executed and delivered pursuant to the terms of this Agreement, and (3) Seller, upon assuming and assigning to Purchaser each of the Assumed Contracts will have properly assumed and assigned the same, and that upon payment of Cure Amounts being made, there will be no defaults thereunder as of the Closing Date unless such defaults would not have a material adverse effect on the condition of the Transferred Assets and that the assignment and transfer of same to Purchaser will not constitute a default thereunder.
Assumed Contracts. All Contracts set forth on Schedule 6.9(a).
Assumed Liabilities. All liabilities and obligations of Seller arising out of the Assumed Contracts (excluding any liabilities and obligations attributable to any breach or default by Seller thereunder) following the Closing Date.
Assumption Agreement. The Assignment and Assumption Agreement to be entered into by and between Purchaser and Seller at the Closing in a form reasonably satisfactory to Purchaser and Seller.
Bankruptcy Case. As defined in the Recitals hereto.
Bankruptcy Code. As defined in the Recitals hereto.
Bankruptcy Court. As defined in the Recitals hereto.
Bill of Sale. The Bill of Sale to be executed by Seller in a form reasonably satisfactory to Seller and Purchaser.

Break-up Fee. Five Hundred Thousand Dollars ($500,000) and repayment of expenses and funds provided by Parent to Seller pursuant to that certain Letter of Intent between Parent and Seller dated as of May 7, 2011.
Business Day. A day that is not a Saturday, Sunday or legal holiday in the State of California.
Claims. As defined in section 101 of the Bankruptcy Code.
Closing. As defined in Section 3.1.
Closing Date. As defined in Section 3.1.
Code. Internal Revenue Code of 1986, as amended.
Confidentiality Agreement. That certain confidentiality agreement, dated as of January 14, 2011, by and between Seller and Purchaser.
Consent. Any consent, waiver, approval, permit or authorization of, notice to, or designation, registration, declaration or filing with, any Person.
Contract. Any written or oral contract, agreement, understanding, lease, license, note, plan, instrument, commitment, restriction, arrangement, obligation, undertaking or authorization of any kind or character.
Cure Amounts. Any amounts due under any Assumed Contract including, without limitation, any amounts necessary to cure existing pre-petition and post-petition defaults which are required to be cured or paid by Seller in order for Purchaser to assume the Assumed Contracts, if any.
Excluded Assets. As defined in Section 2.2.
Excluded Contracts. As defined in Section 6.9(b).
Excluded Liabilities. As defined in Section 2.4.
Final Order. An order of the Bankruptcy Court, the operation or effect of which has not been stayed, and which is not subject to any pending appeal, request for leave to appeal or request for reconsideration.
Governmental Authority. Any federal, state, county, local, foreign or other governmental or public agency, court, arbitrator, tribunal, administrative agency, instrumentality, commission, authority, board or body.

Intellectual Property. (a) All inventions, all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof including, but not limited to United States Patent Number 5,837,289 and United States Patent Number 2,348,540 and the provisional United States Patent application for Seller’s anti-cellulite formulation filed in June 2010, (b) the trademarks “Transdel” (Serial Nos. 77304331 and 77810173) and Ketotransdel (Serial No. 78461443), including, without limitation, all goodwill associated therewith, (c) all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets, “know-how”, customer lists, supplier lists, pricing and cost information, business and marketing plans and other confidential business information, (e) all computer programs and related software other than commercially available “off-the-shelf” software, (f) all domain name registrations, (g) all other recognizable proprietary rights, and (h) all copies and tangible embodiments thereof.
Inventory. All inventories, including, without limitation, raw materials, work in process (including offsite inventory with contract manufacturers) and finished goods, owned by Seller.
Law. Any law (including common law), statute, code, ordinance, rule, regulation or Order or other requirement enacted, promulgated, issued or entered by a Governmental Authority.
Leased Real Property. The property commonly known as 4275 Executive Square, Suite 230, La Jolla, California 92037 leased by Seller.
Liabilities and Costs. All indebtedness, Claims, liabilities, obligations, responsibilities, losses, diminutions in value, damages, judgments, punitive damages, economic damages, treble damages, costs or expenses, fines, penalties and monetary sanctions of Seller, whether accrued, absolute or contingent, asserted or unasserted, and whether or not of a kind required by United States generally accepted accounting principles to be set forth on a financial statement or in notes thereto.
Liens. Any and all liabilities, obligations, interests, levies, Claims, charges, assessments, defenses, setoffs, recoupments, mortgages, security interests, liens (including Tax liens), pledges, deeds of trust, hypothecation, conditional sales agreements, title retention contracts, leases, subleases, easements, clouds on title, rights of first refusal, options to purchase, restrictions and other encumbrances, or any other similar restriction, claim or right of others, and agreements or commitments to create or suffer any of the foregoing.
Liens and Claims. As defined in the Approval Order.
Material Adverse Effect. Any change, event or circumstance that would materially adversely affect the Transferred Assets, taken as a whole.
Material Contracts. As defined in Section 4.9(a).
Order. Any decree, consent decree, settlement, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any Governmental Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

Permit. Any license, permit, consent, franchise, registration, certificate of authority or order, or any waiver of the foregoing, required to be issued by any Governmental Authority.
Person. A natural person or any legal, commercial or Governmental Authority, such as, but not limited to, a business association, corporation, general partnership, joint venture, limited partnership, limited liability company, trust, or any person acting in a representative capacity.
Purchaser. As defined in the Recitals hereto.
Purchaser Material Adverse Effect. Any change, event or circumstance that would materially adversely affect or materially delay Purchaser’s ability to consummate the transactions contemplated by this Agreement.
Release. As defined in Section 4.10(a).
Representatives. As defined in Section 6.4(b).
Securities Act. The Securities Act of 1933, as amended.
Seller. As defined in the Recitals hereto.
Seller’s Knowledge. The actual knowledge of John Lomoro, after reasonable investigation and due inquiry.
Statement of Allocation. As defined in Section 2.6.
Subsidiary. With respect to any Person, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation is at the time, directly or indirectly, owned by such Person, or (ii) any partnership, limited liability company or joint venture or other entity of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by such Person.
Superior Transaction. One or more written or oral proposals (with such oral proposals made on the record at the auction or a hearing before the Bankruptcy Court) made by one or more third parties for one or more Alternative Transactions that represent, alone or in the aggregate, and in Seller’s and any applicable secured lender’s discretion after consultation with the Official Unsecured Creditors Committee of the Bankruptcy Case, a higher or better offer for the Transferred Assets than the offer made by Purchaser for the Transferred Assets pursuant to the terms of this Agreement.
Tangible Property. As defined in Section 4.7(p).

Taxes. Taxes of any kind, including, but not limited to, those measured by or referring to income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, including any taxes of any other Person by reason of Treasury Regulation 1.1502-b, or by reason of similar state, federal or foreign Law, or by Contract or otherwise.
Tax Return. Any return, report or statement required to be filed with any Governmental Authority with respect to Taxes.
Total Purchase Price. As defined in Section 2.5(a).
Transferred Assets. As defined in Section 2.1.
WARN Act. The Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. §§ 2101 — 2109.
ARTICLE II
SALE OF ASSETS
2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of Seller and Purchaser herein set forth, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest, as of the Closing Date, in and to the Transferred Assets pursuant to sections 363 and 365 of the Bankruptcy Code. The Transferred Assets shall be conveyed free and clear of all Liens and Claims. For purposes of this Agreement, the term “Transferred Assets” shall mean all of the following assets, properties and rights of Seller (excluding the Excluded Assets):
(a) Equipment. All machinery, equipment, phones, computers, office equipment, materials handling equipment and material, storage racks, laboratory material (including standards, columns, solvents, reagents and glassware), spare parts, calibration equipment, any other material (including consumables) and other fixed assets located at the Leased Real Property;
(b) Contracts. All of the rights, title, interest and benefits accruing under the Assumed Contracts, (excluding any Cure Amounts due and owing thereunder);
(c) Accounts and Notes Receivable. All trade accounts receivable, notes receivable, and other rights of Seller to payment from customers and other third parties and other amounts due from customers and other third parties or that become due, including all assets constituting working capital, that relate to or arise from the operation of the Transferred Assets or Business;
(d) Insurance Benefits. All insurance benefits arising from or related to the Transferred Assets, Business, and Assumed Liabilities;
(e) Claims and Warranties. Any and all Claims, warranties, reimbursements, and indemnities against third parties relating or attributable to the Business, the Transferred Assets, or the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or non-contingent;

(f) Operational Assets. All product literature, research files, FDA submissions, equipment and facility specifications, vendor data, documents related to calibrations, qualifications, validations, commissioning, operating data, general records, customer and supplier lists, correspondence and other written records, wherever located;
(g) Intellectual Property. All Intellectual Property, and all goodwill associated therewith;
(h) Intangible Assets. All intangibles of Seller, including know-how, processes and methodologies and all documentation related thereto;
(i) Permits. All of the rights to the licenses, Permits, approvals, clearances and authorizations necessary to operate the Transferred Assets;
(j) Computer Equipment. All computers and installations, software packages and licenses, and security and environmental monitoring systems (including all related documents, equipment and software);
(k) Raw Materials and Inventory. All unused raw materials still in their original packaging and inventory;
(l) Methodology Assets. All SOP’s, protocols, methods of analysis for raw materials and for finished products;
(m) Prepaid Deposits and Expenses. Any deposits or prepaid advances made by Seller with respect to any Assumed Contract; and
(n) Other Assets. All other Tangible Property of every kind used in the operation of the Transferred Assets or Business, together with any rights appurtenant thereto, including any express or implied warranty by the manufacturer, vendor, or lessor of any such Tangible Property
2.2 Excluded Assets. Notwithstanding anything to the contrary set forth in Section 2.1, Seller shall retain and not sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall not purchase from Seller, all assets of Seller not constituting Transferred Assets (collectively, the “Excluded Assets”), including, without limitation, the following:
(a) Seller’s rights under this Agreement and all cash and non-cash consideration payable or deliverable to Seller pursuant to the terms and provisions hereof;
(b) the Excluded Contracts;
(c) tax records, corporate minute books, stock transfer books and corporate seals of Seller and any other books and records relating solely to the Excluded Assets;

(d) all cash, cash equivalents, marketable securities and professional retainers paid by Seller;
(e) all Contracts with any Affiliate (other than those which constitute Assumed Contracts);
(f) all rights and claims in or to any refunds or credits of or with respect to any Taxes, assessments or similar charges paid by or on behalf of Seller, in each case to the extent applicable to any period prior to the Closing (but not any of the foregoing paid by any entity comprising Purchaser);
(g) all securities (whether capital stock or debt) of any Person (including any Subsidiary of Seller);
(h) any employee benefit plans and programs providing benefits to any employee or former employee of Seller sponsored or maintained by Seller or any of its Affiliates or to which Seller contributes or is obligated to contribute (and the assets therein) which is not specifically identified as an Assumed Contract;
(i) all claims, rights and causes of action of Seller arising under or relating to Chapter 5 of the Bankruptcy Code (whether or not asserted as of the Closing Date), including, without limitation, any such claims and actions arising under sections 544, 545, 547, 548, 549, 551 or 553 of the Bankruptcy Code;
(j) any insurance benefits arising from the Excluded Assets and Retained Liabilities;
(k) Any books and records of Seller (i) that are not permitted to be transferred to Purchaser under applicable Law, and (ii) that constitute charters, bylaws, limited liability company agreements, minute books, stock transfer records, and other records related to the corporate governance of Seller (collectively, the “Retained Books and Records”); and
(l) Seller’s two laptop computers, one desktop computer and its two printers.
2.3 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing Date, Purchaser shall assume the Assumed Liabilities pursuant to section 365 of the Bankruptcy Code.
2.4 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, in no event shall Purchaser assume or be obligated to pay, and none of the Transferred Assets shall be or become liable for or subject to, and any obligee of any such Excluded Liability (as hereafter defined) shall be permanently enjoined from commencing, continuing or otherwise pursuing or enforcing against the Transferred Assets or Purchaser, any of the Liabilities and Costs of Seller other than the Assumed Liabilities (collectively, the “Excluded Liabilities”).

2.5 Purchase Price.
(a) Subject to the terms and conditions of this Agreement, in consideration for the Transferred Assets to be acquired hereunder, in addition to assuming the Assumed Liabilities, Purchaser hereby agrees to pay Seller aggregate consideration valued at Four Million Dollars ($4,000,000), as set forth in Section 2.5(b) and (c) (the “Total Purchase Price”). The Total Purchase Price shall be paid through the delivery of Forty Thousand (40,000) units (the “Units”), each Unit entitling the holder thereof (each a “Holder”) to receive a certain number of shares of Parent common stock (the “Shares”), as provided below.
(b) At the Closing, Purchaser shall pay to Seller aggregate consideration valued at Three Million Dollars ($3,000,000), paid by the delivery of Thirty Thousand (30,000) Units (the “Closing Stock Units”), with such Closing Stock Units entitling the Holder upon demand, to receive a number of Shares equal to thirty thousand (30,000) multiplied by a number which is One Hundred Dollars ($100) divided by the greater of (i) $.50 or (ii) the closing price of the Parent’s common stock as reported on the NYSE AMEX on the Closing Date. By way of illustration, if the closing price of the Parent’s common stock as reported on the NYSE AMEX on the Closing Date is $0.50 cents or less, then a total of 6,000,000 Shares would be delivered (30,000 x (100/0.50) = 6,000,000); if the closing price of the Parent’s common stock as reported on the NYSE AMEX on the Closing Date was $0.60 cents, then a total of 5,000,000 Shares would be delivered (30,000 x (100/0.60) = 5,000,000).
(c) Upon the Closing, Purchaser shall pay to Seller aggregate consideration valued at One Million Dollars ($1,000,000), paid by the delivery of Ten Thousand (10,000) Units (the “Follow-On Stock Units”) into escrow for the benefit of Seller pursuant to an escrow agreement in a form substantially as attached hereto as Exhibit “B”. Following such delivery, each Follow-On Unit shall be immediately converted into a number of Shares calculated as One Hundred Dollars ($100.00) divided by the greater of (i) $0.50 or (ii) the closing price of the Parent’s common stock as reported on the NYSE AMEX on the Closing Date. The greater of (i) $0.50 or (ii) the closing price of the Parent’s common stock as reported on the NYSE AMEX on the Closing Date is referred to as the “Follow-On Price”). The shares corresponding to such Follow-On Stock Units (the “Follow-On Shares”) will be issued in book form by Parent’s stock transfer agent and held in escrow until successful completion of a registration (the “Product Registration”) of Seller’s principal product candidate TDLP 110 under section 505(b)(2) of the U.S. Food, Drug and Cosmetic Act. Purchaser agrees to provide Seller with publicly available information regarding the status of the Product Registration and the completion of the Product Registration. In the event that the Product Registration occurs within five years of the Closing Date, then the Purchaser shall authorize the release from escrow of a number of shares corresponding to the product of the number of Follow-On Shares multiplied by a pricing adjustment factor consisting of the Follow-On Price divided by the greater of $0.50 or the volume-weighted average selling price of the Parent’s common stock as reported on the NYSE AMEX or other applicable exchange for the five trading days following the date of announcement of the Product Registration (the “VWAP as of the Product Registration Date”). For example, if the Follow-On Price is $0.50 and the VWAP as of the Product Registration Date was $2.00, then the Purchaser would authorize the release of 500,000 shares (2,000,000 shares x ($0.50/$2.00)), and the remaining shares held in escrow would be cancelled or transferred to Purchaser at Purchaser’s election. In the event that the product candidate TDLP 110 is denied registration or the Product Registration Date has not occurred within five years of the Closing Date, then all Follow-On Shares shall be cancelled or transferred to Purchaser or Parent, at Purchaser’s election.

(d) The Units and Shares will be delivered from Parent to Seller in a private placement transaction, pursuant to the exemption from registration contained in Section 4(2) of the Securities Act. Neither the Units nor the Shares will be registered with the United States Securities and Exchange Commission and accordingly will be “restricted” securities. Any subsequent transfer of the Units or Shares by Seller must be either registered under the Securities Act or exempt from such registration requirement, such as pursuant to the exemption provided by Rule 144 promulgated under the Securities Act. Neither Purchaser nor Parent has any obligation to register the Units or Shares, or Seller’s resale of the Units or Shares, with the United States Securities and Exchange Commission or with the securities regulatory authority of any state.
(e) In addition to the restrictions related to the status of the Shares as “restricted” securities, Seller, on its behalf and on behalf of any Holder, agrees to the following additional restrictions on transfer of the Units and Shares. Seller will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for Parent common stock, or publicly disclose the intention to make any offer, sale, pledge or disposition, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Shares or such other securities, in cash or otherwise without the prior written consent of Parent in its sole and absolute discretion. The foregoing sentence shall not apply to (A) transactions relating to shares of Parent common stock or other securities acquired in open market transactions after the Closing, (B) transfers of Units or Shares by Seller to holders of claims or interests of Seller pursuant to the Bankruptcy Case, provided that the Units and Shares shall be subject to the transfer restrictions contained in this Section 2.5(e); (C) the sale by Seller, together with any other Holders holding Units or Shares, of not more than an aggregate of 25,000 Shares per trading day. Parent shall not be required to complete transfer under clauses (A), (B) or (C) unless such transfer is in compliance with applicable federal and state securities laws and Parent shall have received from the Seller or any Holder, a certificate, signed by a duly authorized representative of Seller or Holder, certifying that the transfer is in compliance with the terms of this Section 2.5(e).
(f) In furtherance of the foregoing restrictions on transfer, Parent, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement, and Seller, on its behalf and on behalf of any Holder, agrees and consents to the entry of stop transfer instructions with Parent’s transfer agent and registrar against the transfer of the Shares, except in compliance with the foregoing restrictions. The Shares underlying each Unit will initially be delivered in electronic book entry form registered with the transfer agent for Parent’s common stock. The book entry shares will be entered with a notation, and any physical stock certificates issued with respect to the Shares, shall initially bear a legend as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, DISTRIBUTED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.
THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT OR OTHER PERSON FOR WHICH IT HAS ACQUIRED SUCH SECURITIES, TO OFFER, SELL, DISTRIBUTE OR OTHERWISE TRANSFER SUCH SECURITIES ONLY (A) TO THE ISSUER, (B) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OR (C) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S RIGHT PRIOR TO ANY SUCH OFFER, SALE, DISTRIBUTION OR TRANSFER PURSUANT TO CLAUSE (B) OR (C), TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO IT.
THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER RESTRICTED BY THE FOLLOWING AGREEMENT BETWEEN THE ISSUER AND THE INITIAL HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE. BY ITS ACCEPTANCE HEREOF, HOLDER AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT OR OTHER PERSON FOR WHICH IT HAS ACQUIRED SUCH SECURITIES, TO OFFER, SELL, DISTRIBUTE OR OTHERWISE TRANSFER NO MORE THAN 25,000 OF SUCH SECURITIES PER TRADING DAY (“TRANSFER RESTRICTION”) AND ANY TRANSFER SHALL REQUIRE THE DELIVERY OF AN OFFICER CERTIFICATE FROM THE HOLDER TO THE ISSUER STATING THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE TRANSFER RESTRICTION.
(g) Following the issuance of the Approval Order, the Purchaser will agree to establish a loan facility in favor of the Seller in an amount of up to Fifty Thousand Dollars ($50,000) if and to the extent necessary for Seller to satisfy the payment of administrative costs for its Bankruptcy Case, all subject to Section 9.3(b).

2.6 Allocation of Purchase Price. For federal income tax purposes, Seller and Purchaser agree that Purchaser may claim that Purchaser delivered cash in the amount of the Total Purchase Price for the Transferred Assets, and Purchaser assumed liabilities in the amount equal to the cost of satisfying the Assumed Liabilities (as determined by Purchaser’s accountants). The Total Purchase Price shall be allocated among the Transferred Assets and the Assumed Liabilities in accordance with a statement (the “Statement of Allocation”) prepared in good faith by Purchaser’s accountants and in accordance with section 1060 of the Code, the form and substance of which shall be approved by Seller which approval shall not be unreasonably withheld. Purchaser’s accountants shall deliver the Statement of Allocation to Seller no later than three (3) days prior to the Closing Date. Seller shall complete and execute a Form 8594 Asset Acquisition Statement under section 1060 of the Code promptly upon receipt of such allocation, in a manner consistent with the Statement of Allocation, deliver a copy of such form to Purchaser and file a copy of such form with Seller’s Tax Returns for the period that includes the Closing Date. None of the parties hereto shall take any action inconsistent with the Statement of Allocation prepared in accordance with this Section 2.6.
ARTICLE III
THE CLOSING
3.1 Closing Date. The closing date (the “Closing Date”) shall be the second Business Day after the date on which the conditions set forth in Article VII are satisfied or such other date as the parties hereto may mutually agree to in writing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Duane Morris LLP, 101 West Broadway, Suite 900, San Diego, California 92101 on the Closing Date, or at such other place, time and date as Seller and Purchaser may mutually agree. The Closing shall be deemed effective as of 11:59 p.m. (California Time) on the Closing Date.
3.2 Prorations as of the Closing Date. Purchaser and Seller agree that the following items (solely to the extent constituting Transferred Assets or Assumed Liabilities) shall be prorated as of the Closing Date pursuant to the most recent information available to Seller, with Seller to be responsible for and to receive the benefit of the same for the period through the Closing Date, and Purchaser to be responsible for and to receive the benefit of the same after the Closing Date:
(a) charges under maintenance, service and other Contracts and fees under Permits which constitute Transferred Assets (other than the Cure Amounts); and
(b) Taxes such as sales, franchise, gross receipts and other similar Taxes based on revenues.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser that:
4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.
4.2 Authorization. Subject to the receipt of all necessary Orders from the Bankruptcy Court including, but not limited to the Approval Order (i) Seller has the corporate power and authority necessary to enter into and perform its obligations under this Agreement and (ii) the execution, delivery and performance by Seller of this Agreement has been authorized by all necessary corporate action on the part of Seller and no other corporate proceedings on the part of Seller are necessary to approve the consummation of the transactions contemplated hereby.

4.3 Subsidiaries. Seller does not own any equity interest of any Person nor is a party to any joint venture with any other Person.
4.4 No Conflict; Required Filings and Consents. Neither the execution nor the delivery by Seller of this Agreement, the performance of its obligations hereunder nor the consummation of the transactions contemplated hereby will: (a) conflict with or violate the certificate of incorporation or bylaws of Seller; or (b) on the Closing Date, assuming that all consents, approvals and notices contemplated by Section 4.5 have been obtained and all filings described therein have been made and that all necessary Orders have been entered by the Bankruptcy Court and are in full force and effect, (i) conflict with or violate any Laws or Orders or other binding requirements of any Governmental Authority applicable to Seller or by which its properties are bound or affected; or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of any Assumed Contract, or result in the creation of a Lien on any of the Transferred Assets.
4.5 No Consents. The execution, delivery and performance of this Agreement by Seller does not and will not require any approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, or any other Consent, other than (a) the approvals, notices, Permits and other Consents set forth in Schedule 4.5, and (b) the entry of the applicable Orders with the Bankruptcy Court.
4.6 No Material Adverse Change. Except as set forth on Schedule 4.6 hereto and the filing of the Bankruptcy Case, since the commencement of the Bankruptcy Case, there has not been any:
(a) sale, assignment, transfer, mortgage, pledge or lease of assets which would otherwise constitute Transferred Assets;
(b) material damage, destruction or loss (whether or not covered by insurance) of any Transferred Assets;
(c) modification, amendment, transfer or waiver of any right under any Assumed Contract or any termination of any Contract (other than in the ordinary course of business); or
(d) cancellation or waiver of any rights in respect of the Transferred Assets.
(e) Schedule 4.6(e) sets forth a correct and complete list, as of the date of this Agreement, of each item of tangible property (excluding Inventory) owned by Seller (the “Tangible Property”) which has a book value in excess of Two Thousand Dollars ($2,000).

(f) Seller has good and marketable title to its Tangible Property, free and clear of all Liens, or exceptions to title.
(g) The Transferred Assets are in good condition and repair (subject to routine maintenance and repair for similar assets of like age and use) and are usable in the ordinary course of business.
4.7 Intellectual Property. Except as set forth on Schedule 4.7 hereto, (a) no claims are pending or, to Seller’s Knowledge, threatened that Seller is infringing on or otherwise violating the rights of any Person with regard to any Intellectual Property constituting a Transferred Asset and (b) no Person is infringing on or otherwise violating any right of Seller with respect to any Intellectual Property constituting a Transferred Asset. Schedule 4.7 identifies (i) patents, patent applications, all registered and unregistered trademarks, and all licenses, agreements or other permissions of Seller, (ii) each material license, agreement or other permission which Seller has granted to any third party with respect to any Intellectual Property owned by Seller and (iii) each material item of Intellectual Property that any third party owns and that Seller licenses or otherwise has rights to use.
4.8 Litigation, etc. Except as set forth in Schedule 4.8 or in connection with the filing of the Bankruptcy Case, there is no pending or, to Seller’s Knowledge, threatened Action against or affecting Seller nor is there any Order of any Governmental Authority outstanding or, to Seller’s Knowledge, threatened against Seller. Seller has delivered to Purchaser complete and correct copies of all pleadings and other material documents relating to the matters referred to on Schedule 4.8.
4.9 Material Contracts.
(a) Schedule 4.9(a) contains an accurate and complete list of each of the following Contracts to which Seller is a party (the “Material Contracts”):
(i) Contracts for the future acquisition or sale of any assets or the furnishings of any services;
(ii) Contracts which involve expenditures or receipts in excess of Two Thousand Dollars ($2,000);
(iii) Contracts entered into after the date and time of the filing of the Bankruptcy Case which involve expenditures or receipts by or to Seller in excess of Two Thousand Dollars ($2,000), other than any Contract that can be terminated by Seller upon less than 30 days’ prior notice without penalty;
(iv) Contracts relating to the acquisition or disposition by Seller of any operating business, product line or a material amount of assets, or the acquisition by Seller of capital stock of any other Person;
(v) Contracts with any current or former officer, director or employee of Seller;

(vi) Contracts with any labor union or association representing employees;
(vii) Contracts requiring the payment by or to Seller of a royalty or similar commission or fee of more than Two Thousand Dollars ($2,000) in any 12-month period;
(viii) Contracts relating to the borrowing of money pursuant to which Seller will remain obligated after the Closing;
(ix) Contracts (A) relating to the creation of Liens, Liabilites and Costs or the guarantee of the payment of Liabilities and Costs or performance of obligations of any other Person by Seller and (B) constituting Assumed Contracts;
(x) Contracts for the lease of property from or to third parties involving annual payments in any one case of more than Two Thousand Dollars ($2,000);
(xi) all individual customer orders in excess of Two Thousand Dollars ($2,000);
(xii) Contracts with Affiliates; and
(xiii) Contracts containing covenants of Seller prohibiting or materially limiting the right to compete in any business or restricting its ability to conduct any business with any Person or in any geographical area.
(b) Upon Closing, each Material Contract (other than those which will have terminated or expired on or prior to the Closing Date in accordance with their terms) which constitutes an Assumed Contract is in full force and effect and is a valid and binding obligation of Seller and the other parties thereto, enforceable in accordance with its terms. The Seller has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Assumed Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. No party to an Assumed Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. No Cure Amount is owed in connection with Seller’s ability to assume the Assumed Contracts under 11 U.S.C. Section 365. The Seller has delivered to the Buyer or its representatives true and complete originals or copies of all the Assumed Contracts and with documents describing any implied terms of each Assumed Contract. There are no verbal terms or amendments relating to the Assumed Contracts.
4.10 Permits. Seller holds all Permits that are required by any Governmental Authority to allow it to own and use the Transferred Assets. Schedule 4.10 contains an accurate and complete list of all Permits held or used by Seller.
4.11 Restricted Nature of Shares. Seller understands that the Shares must be held indefinitely unless such Shares are registered under the Securities Act or an exemption from registration is available. Seller acknowledges that it is familiar with Rule 144 and that it has been advised that Rule 144 permits resales only under certain circumstances. Seller understands that to the extent that Rule 144 is not available, Seller will be unable to sell any Shares without either registration under the Securities Act or the existence of another exemption from such registration requirement.

4.12 Purchase Entirely for Own Account. The Units and Shares to be acquired by Seller under this Agreement will be acquired for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and Seller has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act. Seller does not have any agreement or understanding, whether or not legally binding, direct or indirect, with any other Person to sell or otherwise distribute the Units or the Shares.
4.13 Access to Information. Seller acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the merits and risks of investing in the Units and Shares; (ii) access to information about Parent and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that Parent possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.
4.14 Investor Status. Seller is not a registered broker-dealer under Section 15 of the Exchange Act. Seller has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Units and Shares. Seller acknowledges that an investment in the Units and Shares is speculative and involves a high degree of risk. Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act. Seller’s principal place of business is located in the State of California.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser and Parent represent and warrant to Seller that:
5.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.
5.2 Authorization; Validity. Purchaser has the corporate power and authority necessary to enter into and perform its obligations under this Agreement. The execution, delivery and performance by Purchaser of this Agreement has been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to approve the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws of general application affecting the enforceability of creditors’ rights generally or by general principles of equity.

5.3 No Conflict. Neither the execution or the delivery by Purchaser of this Agreement, the performance of its obligations hereunder nor the consummation of the transactions contemplated hereby will conflict with or violate or constitute a default (or an event which with notice or lapse of time or both could become a default) under any terms, conditions or provisions of (a) Purchaser’s certificate of incorporation or by-laws or (b) any Law, Order or Contract by which Purchaser is bound or to which either Purchaser or its assets are subject, except, in the case of this clause (b), any conflict, violation, breach or default which could not reasonably be expected to result in a Purchaser Material Adverse Effect.
5.4 No Consents. No Consent of any Person is required to be obtained by Purchaser in connection with the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby to be performed by Purchaser.
5.5 Shares. The Shares, when delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws. The Shares will be issued in compliance with all applicable federal and state securities laws.
ARTICLE VI
COVENANTS AND AGREEMENTS
6.1 Further Actions.
(a) From and after the date hereof, Seller shall execute and deliver such further documents and instruments and take such further actions as may be necessary to perform this Agreement and to sell the Transferred Assets to Purchaser in compliance with the Approval Order.
(b) Prior to the Closing Date, each of the parties to this Agreement agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions to the other parties’ obligation to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts: (i) to defend any lawsuits or other Actions, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including any Governmental Authority), challenging this Agreement or the consummation of the transactions contemplated hereby; and (ii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing.
(c) After the Closing, any monies, checks, instruments, invoices, bills, receipts, notices, mail and other communications received by one party but directed toward or due to another shall be promptly delivered to the other party.

(d) After the Closing, Parent shall take such action as is reasonably required by its transfer agent (including providing a supplemental opinion of counsel) such that its transfer agent shall remove the legend from the Shares following any sale of such Shares pursuant to Rule 144, provided that
(i) the Company has been provided with an opinion of counsel selected by the Seller, the form and substance of which shall be reasonably satisfactory to the Company, to the effect that such transfer is in compliance with Rule 144 under the Securities Act and
(ii) the Company has been provided with an officer’s certificate from Seller certifying that such transfer is in compliance with the limitation that Seller may transfer no more than 25,000 Shares per day.
6.2 Notices and Consents. As promptly as practicable after the date hereof, each of the parties to this Agreement will, and will cause its respective Affiliates and representatives to, use their respective commercially reasonable efforts to:
(a) (i) obtain all necessary Consents to the assignment to Purchaser of those licenses and Permits that constitute Transferred Assets which are by Law or by their terms assignable to Purchaser and (ii) assist Purchaser to obtain from the relevant Governmental Authorities all non-assignable licenses and Permits needed by Purchaser to own the Transferred Assets; and
(b) obtain the necessary Consents to the assignment of any Assumed Contract which pursuant to section 365 of the Bankruptcy Code requires the Consent of any of the other contracting parties thereto to an assignment thereof to Purchaser, and satisfy all Cure Amounts.
6.3 Operation of Transferred Assets. Prior to the Closing Date, Seller will use its commercially reasonable efforts to preserve intact the Transferred Assets and take such other actions as are reasonably necessary to cause an efficient transition to Purchaser of the Transferred Assets at the Closing. Without limiting the generality of the foregoing, Seller agrees that it will not:
(a) fail to use its commercially reasonable efforts to prevent the creation of any Lien on any Transferred Assets;
(b) acquire or dispose of any Transferred Assets;
(c) fail to comply in any material respect with any Laws or perform any material obligation under any Assumed Contract;
(d) fail to maintain in all material respects the Transferred Assets in good working order and condition, ordinary wear and tear excepted;
(e) fail to keep in full force and effect present insurance policies or other comparable insurance benefiting the Transferred Assets; or
(f) commit to do any of the foregoing.

6.4 Seller’s Chapter 11 Bankruptcy Case.
(a) This Agreement and the transactions contemplated hereby are contingent upon the approval and authorization of the Bankruptcy Court pursuant to the Approval Order, and none of Seller, Purchaser or Parent shall have liability under this Agreement unless and until the Approval Order is entered by the Bankruptcy Court, other than pursuant to Section 9.3. Purchaser agrees that it will promptly take such actions as reasonably requested by Seller to assist in obtaining the Approval Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code. In the event the Approval Order is appealed, Seller and Purchaser shall each use its commercially reasonable efforts to defend such appeal.
(b) Seller and Purchaser acknowledge and agree that until the termination of this Agreement in accordance with its terms or except as required by or pursuant to the terms of any Order entered by the Bankruptcy Court, Seller and its respective Affiliates, and their respective officers, directors, employees, attorneys, investment bankers, accountants and other agents and representatives (collectively, “Representatives”) shall not be permitted to solicit inquiries, proposals, offers or bids from, and negotiate with, any Person relating to, the direct or indirect sale, transfer or other disposition, in one or more transactions, of all or substantially all of the Transferred Assets, the equity interests of Seller and/or the recapitalization or restructuring of Seller, and may take no affirmative action (including entering into any agreement or letter-of-intent with respect thereto) to cause, promote or assist the purchase, restructuring or recapitalization of Seller (an “Alternative Transaction”).
6.5 Access to Information. Prior to the Closing and subject to the Confidentiality Agreement, Seller, its officers, employees, accountants, counsel and representatives will give Purchaser and its representatives reasonable access to the offices, properties, books and records (including Tax Returns) and personnel of Seller during normal business hours and upon reasonable prior notice pertaining to the Transferred Assets and the Assumed Liabilities. Purchaser shall not be entitled to (i) access to any materials containing privileged communications, (ii) information about employees which is required to be maintained confidentially pursuant to applicable Law, (iii) bids, letters of intent, expressions of interest or other proposals received from others in connection with the Transferred Assets, or (iv) information in violation of applicable Law or that would cause a breach of any obligation by which Seller is bound.
6.6 Employee Benefit Arrangements.
(a) Seller shall be responsible for any and all liabilities or obligations arising under the WARN Act, if any, arising out of or resulting from layoffs of employees on or prior to the Closing and/or the consummation of the transactions contemplated by this Agreement. Seller shall remain liable for any and all costs and expenses associated with termination and severance of all employees of Seller other than employees of Seller employed by Purchaser as of the Closing Date, if any, including any obligation imposed on Seller or Purchaser to provide such employees with continued health, disability or life insurance or other benefits (whether covered by insurance or not).

(b) Notwithstanding anything to the contrary contained herein, nothing contained herein shall be construed by any individual to be a guarantee or offer of employment by Purchaser or any obligation related thereto or the terms or duration thereof.
6.7 Consents and Commercially Reasonable Efforts. Each of the parties hereto will use its commercially reasonable efforts to obtain as promptly as practicable all Consents of any Governmental Authority or other Person required in connection with the consummation of the transactions contemplated by this Agreement. Seller shall use its commercially reasonable efforts to (i) obtain Bankruptcy Court approval of the sale and assignment to, and assumption by, Purchaser of the Assumed Contracts and (ii) obtain all other Consents, approvals and novations required in connection with the consummation of the transactions contemplated by this Agreement, including the transfer of Consents, approvals and novations required by Seller to sell the Transferred Assets to Purchaser and for Seller to sell and assign the Assumed Contracts to Purchaser, including satisfying all Cure Amounts. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its commercially reasonable efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or appropriate to consummate and make effective the transactions contemplated hereby and to cause the fulfillment of the parties’ obligations hereunder.
6.8 Tax Reporting and Other Tax Matters. (a) Purchaser and Seller will retain for the full period of any statute of limitations and provide the other party with any records or information which may be relevant to preparation of any return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes.
(b) All refunds, plus interest paid by the applicable taxing authority, for Taxes which are Excluded Liabilities shall be the property of Seller, as the case may be, and such refunds, if received by Purchaser plus any interest earned in connection with the refund, shall be paid to Seller by Purchaser promptly upon receipt.
6.9 Assumed and Assigned Contracts; Excluded Contracts.
(a) Assumed Contracts. Schedule 6.9(a) sets forth a list of Contracts which shall constitute “Assumed Contracts” and any Cure Amounts associated with such Contracts. Subject to the approval of the Bankruptcy Court and pursuant to the Approval Order, the Assumed Contracts will be assumed by Seller and sold and assigned to Purchaser (or Purchaser’s designee) free and clear of all Liens and Claims, on the Closing Date under sections 363 and 365 of the Bankruptcy Code. Seller shall, consistent with its current financial condition and the Bankruptcy Case, use its commercially reasonable efforts to promptly comply with and perform any obligations under the Assumed Contracts arising from and after the date hereof and through the Closing Date. In the motion seeking entry of the Approval Order, or in such additional or subsequent motions as may be appropriate, Seller will seek authority to sell and assign to Purchaser (or Purchaser’s designee) the Assumed Contracts free and clear of all Liens and Claims in accordance with sections 363 and 365 of the Bankruptcy Code. All Assumed Contracts shall be sold and assigned to Purchaser (or Purchaser’s designee) free and clear of all Liens and Claims at the Closing. Notwithstanding Schedule 6.9(a) hereto, (i) Purchaser shall not be required to make its final determination as to which Contracts shall constitute “Assumed Contracts,” which determination shall be in Purchaser’s sole discretion, until one day prior to the hearing before the Bankruptcy Court to approve the sale of the Transferred Assets to Purchaser, and (ii) upon Purchaser providing to Seller such final determination of the Contracts that shall constitute “Assumed Contracts”, Seller shall immediately thereafter amend Schedule 6.9(a) to this Agreement and, to the extent required under the Bankruptcy Case, file in and give proper notice of such amended schedule in the Bankruptcy Case of Purchaser’s final determination of Assumed Contracts.
(b) Excluded Contracts. Any Contract not set forth in Section 6.9(a) shall constitute an “Excluded Contract.” On or before the Closing Date, Seller shall, pursuant to section 365 of the Bankruptcy Code, reject any Contracts that are not designated by Purchaser as “Assumed Contracts”, all of which Contracts shall constitute Excluded Contracts.
(c) Consents. To the extent that the assignment of any Contract or any Permit relating to the Transferred Assets to be assigned to Purchaser pursuant to this Agreement shall, notwithstanding section 365 of the Bankruptcy Code, require the consent of any other party, this Agreement shall not constitute a contract to assign the same if any attempted assignment would constitute a breach thereof. Seller shall use its commercially reasonable efforts, and the Purchaser shall cooperate where appropriate, to obtain any consent necessary to any such assignment. If any such consent is not obtained, then Seller shall cooperate with Purchaser in any reasonable arrangement requested by Purchaser designed to provide to Purchaser the benefits under any such Contract or Permit, including enforcement of any and all rights of Seller against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise.
(d) Cooperation. If after the date hereof the parties hereto discover a Contract which the parties in good faith agree should have been treated as either an Assumed Contract or an Excluded Contract hereunder, the parties hereto will take such action as may be reasonably necessary to assume and assign or reject such Contract.
6.10 Bankruptcy Filings. From and after the date hereof until the Closing Date, Seller shall deliver to Purchaser copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers that Seller (or any Affiliate thereof) files in the Bankruptcy Case which relate or affect the transactions contemplated hereby within one day after filing but with respect to any document that relates to this Agreement, the sale of the Transferred Assets or Purchaser, Seller shall deliver to Purchaser drafts of such document at least one day prior to filing.

6.11 Power of Attorney; Right of Endorsement, Etc. Effective as of the Closing, Seller hereby constitutes and appoints Purchaser and its successors and assigns the true and lawful attorney of Seller with full power of substitution, in the name of Purchaser or the name of Seller, on behalf of and for the benefit of Purchaser, (a) to collect all Transferred Assets, (b) to endorse, without recourse, checks, notes and other instruments attributable to the Transferred Assets, (c) to defend and compromise all actions, suits or proceedings with respect to any of the Transferred Assets, (d) to institute and prosecute all proceedings which Purchaser may deem proper in order to collect, assert or enforce any claim, right or title in or to the Transferred Assets and (e) to do all such reasonable acts and things with respect to the Transferred Assets as Purchaser may deem advisable, subject to the consent of Seller, which consent shall not be unreasonably withheld. Seller agrees that the foregoing powers are coupled with an interest and shall be irrevocable by Seller directly or indirectly by the dissolution of Seller or in any other manner. Purchaser shall retain for its own account any amounts lawfully collected pursuant to the foregoing powers and Seller shall promptly pay to Purchaser any amounts received by Seller after the Closing with respect to the Transferred Assets to which Purchaser may be entitled.
6.12 Filings. Purchaser shall make all necessary filings with applicable Governmental Authorities relating to the Transferred Assets following entry of the Approval Order to the extent Purchaser is required by applicable Law.
ARTICLE VII
CONDITIONS TO OBLIGATIONS
7.1 Conditions to Obligations of Seller. All obligations of Seller under this Agreement are subject to the fulfillment, unless waived in writing at the sole option of Seller, at or prior to the Closing Date, of each of the following conditions precedent:
(a) Representations and Warranties. The representations and warranties of Purchaser herein contained shall be true, correct and complete in all material respects on and as of the Closing Date (except that any representation or warranty which by its terms is (i) made as of a specified date, in which case it shall be true, correct and complete in all material respects as of such specified date or (ii) qualified by a reference to materiality or Purchaser Material Adverse Effect, in which case such representation and warranty as so qualified shall be true, correct and complete in all respects) with the same force and effect as though made on and as of said date, except as affected by the transactions contemplated or permitted by this Agreement.
(b) Covenants. Purchaser shall have performed in all material respects all of the obligations and agreements and complied in all material respects with all of the covenants contained in this Agreement to be performed and complied with by it at or prior to the Closing Date.
(c) Closing Documents. Seller shall have received all reports, agreements, certificates, instruments and other documents required to be delivered by Purchaser on the Closing Date pursuant to Section 8.3, and the form and substance of all such reports, agreements, certificates, instruments and other documents shall be reasonably satisfactory to Seller.
(d) Absence of Orders; Actions. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority which prohibits or materially restricts the transactions contemplated by this Agreement. No Action before any court or any other Governmental Authority shall have been commenced and be continuing, no investigation by any Governmental Authority shall have been commenced and be continuing, and no Action by any Governmental Authority shall have been threatened against Purchaser or Seller seeking to restrain, prevent or challenge the transactions contemplated hereby or questioning the validity or legality of any of such transactions, or seeking damages in connection with the same.

(e) Third Party Consents. Purchaser shall have obtained all Consents required to be obtained by it in connection with the transactions contemplated by this Agreement, except for such Consents the failure of which so to have been obtained would not have a Purchaser Material Adverse Effect.
(f) Purchase Price. In accordance with Section 2.5, Purchaser shall have transferred to the Seller, the Closing Stock Units.
(g) Bankruptcy Court Order. The Approval Order shall have been entered by the Bankruptcy Court.
7.2 Conditions to the Obligations of Purchaser. All obligations of Purchaser under this Agreement are subject to the fulfillment, unless waived in writing at the sole option of Purchaser, at or prior to the Closing Date, of each of the following conditions precedent:
(a) Representations and Warranties. The representations and warranties of Seller herein contained shall be true, correct and complete in all material respects on and as of the Closing Date (except that any representation or warranty which by its terms is (i) made as of a specified date, in which case it shall be true, correct and complete in all material respects as of such specified date or (ii) qualified by a reference to materiality or Material Adverse Effect, in which case such representation and warranty as so qualified shall be true, correct and complete in all respects) with the same force and effect as though made on and as of said date, except as affected by transactions contemplated or permitted by this Agreement.
(b) Covenants. Seller shall have performed in all material respects all of the obligations and agreements and complied in all material respects with all of the covenants contained in this Agreement to be performed and complied with by it at or prior to the Closing Date.
(c) Closing Documents. Purchaser shall have received all reports, agreements, certificates, instruments and other documents required to be delivered by Seller on the Closing Date pursuant to Section 8.2, and the form and substance of all such reports, agreements, certificates, instruments and other documents shall be reasonably satisfactory to Purchaser.
(d) Absence of Orders; Actions. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority which prohibits or materially restricts the transactions contemplated by this Agreement. No Action before any court or any other Governmental Authority shall have been commenced and be continuing, no investigation by any Governmental Authority shall have been commenced and be continuing, and no Action by any Governmental Authority shall have been threatened against Purchaser or Seller seeking to restrain, prevent or challenge the transactions contemplated hereby or questioning the validity or legality of any of such transactions, or seeking damages in connection with the same.

(e) Third Party Consents. Seller shall have obtained all Consents required to be obtained by it (or which it is required to use its commercially reasonable efforts to obtain) in connection with the transactions contemplated by this Agreement, including all Consents contemplated by Section 6.7 including such Orders of the Bankruptcy Court which relate to the assumption and sale of the Assumed Contracts.
(f) No Material Adverse Effect. Since the date of this Agreement, no event shall have occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g) Bankruptcy Court Order. The Approval Order has been entered by the Bankruptcy Court in form and substance reasonably acceptable to Purchaser as set forth on Exhibit “A” hereto, and is, at the time all other conditions set forth in this Article VII are satisfied, a Final Order, and all obligations of Seller therein shall have been satisfied to the reasonable satisfaction of Purchaser.
(h) Permits. Purchaser shall have all Permits that are required by any Governmental Authority to allow it to own and use the Transferred Assets, except where such Permits, by law or rules and regulations of the Governmental Authority, cannot be obtained prior to Purchaser’s ownership of the Transferred Assets.
ARTICLE VIII
CLOSING
8.1 Closing Transactions. All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered.
8.2 Deliveries by Seller to Purchaser. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:
(a) a certificate executed by the President and a Vice President or the Treasurer of Seller, dated as of the Closing Date, certifying that all representations and warranties of Seller herein contained were true, correct and complete in all material respects when made and are true, correct and complete in all material respects as of the Closing Date (other than any representation or warranty which by its terms is (i) made as of a specified date, which shall be true, correct and complete in all material respects as of such date or (ii) qualified by a reference to materiality or Material Adverse Effect, in which case it as so qualified shall be true, correct and complete in all respects) as if made thereon and that Seller has performed or complied in all material respects with all of the covenants and obligations required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date;
(b) the duly executed Bill of Sale;

(c) the duly executed Assumption Agreement;
(d) the Approval Order; and
(e) such other instruments and documents as are (i) required by any other provisions of this Agreement to be delivered on the Closing Date by Seller to Purchaser or (ii) reasonably necessary, in the opinion of Purchaser, to effect the performance of this Agreement by Seller.
8.3 Deliveries by Purchaser to Seller. At the Closing, Purchaser shall deliver or cause to be delivered to Seller:
(a) The Closing Stock Units;
(b) To Seller, a certificate executed by the President and a Vice President or the Treasurer of Purchaser and Parent, dated as of the Closing Date, certifying that all representations and warranties of Purchaser and Parent herein contained were true, correct and complete in all material respects when made and are true, correct and complete in all material respects as of the Closing Date (other than any representation or warranty which by its terms is (i) made as of a specified date, which shall be true, correct and complete in all material respects as of such date or (ii) qualified by a reference to materiality or Purchaser Material Adverse Effect, in which case it as so qualified shall be true, correct and complete in all respects) as if made thereon and that Purchaser has performed or complied in all material respects with all of the covenants and obligations required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;
(c) To Seller, a certificate of good standing, dated as of a recent date, for Purchaser from its jurisdiction of incorporation;
(d) To Seller, the duly executed Assumption Agreement; and
(e) To Seller, such other instruments and documents as are (i) required by any other provisions of this Agreement to be delivered on the Closing Date by Purchaser to Seller or (ii) reasonably necessary, in the opinion of Seller, to effect the performance of this Agreement by Purchaser.
ARTICLE IX
TERMINATION
9.1 Termination. This Agreement may be terminated prior to the Closing and the transactions contemplated hereby may be abandoned:
(a) by the mutual written consent of Purchaser and Seller;
(b) by Seller, upon written notice to Purchaser, if the Closing has not taken place on or prior to September 30, 2011, other than by reason of a material breach of this Agreement by Seller;

(c) by Purchaser, upon written notice to Seller, if the Closing has not taken place on or prior to July 31, 2011, other than by reason of a material breach of this Agreement by Purchaser;
(d) by Purchaser or Seller, upon written notice to the other, if there shall be in effect a non-appealable order of a court of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby, or otherwise altering the terms of any of the foregoing in any material respect;
(e) by Seller if Purchaser is in material breach of any representation, warranty, covenant or agreement under this Agreement which is not curable or, if curable, is not cured within thirty (30) days after Purchaser receives written notice of such breach from Seller or such breach has not been waived by Seller (and Seller is not then in material breach of any representation, warranty, covenant or agreement under this Agreement);
(f) by Purchaser if Seller is in material breach of any representation, warranty, covenant or agreement under this Agreement which is not curable or, if curable, is not cured within thirty (30) days after Seller receives written notice of such breach from Purchaser or such breach has not been waived by Purchaser (and Purchaser is not then in material breach of any representation, warranty, covenant or agreement under this Agreement);
(g) by Purchaser if the Approval Order shall not have been entered by July 20, 2011 or such future date as the parties mutually agree;
(h) by Purchaser or Seller if,
(i) the Bankruptcy Case is dismissed or converted to Chapter 7 of the Bankruptcy Code or a trustee is appointed for Seller prior to the Closing;
(ii) the Approval Order shall not have become a Final Order within 20 days after the date all the conditions set forth in Article VII other than the condition in Section 7.2(g) are satisfied; or
(iii) the Bankruptcy Court approves an Alternative Transaction or the Seller otherwise consummates an Alternative Transaction; or
(i) by Seller or Purchaser if, at or prior to the Closing Date, any condition set forth herein for the benefit of Seller or Purchaser, respectively, shall not have been timely met and cannot be met prior to September 30, 2011 and has not been waived; provided, that the party seeking to terminate this Agreement pursuant to this clause (i) shall not be responsible for the failure of such condition.
9.2 Status of Agreement after Termination. Upon any termination of this Agreement pursuant to Section 9.1, this Agreement shall become void and shall have no effect; except for those obligations in Sections 9.2 and 9.3 and Article X hereof, which shall survive the termination of this Agreement in accordance with its terms.

9.3 Fees and Expenses.
(a) If this Agreement is terminated for any reason other than Purchaser’s election not to proceed with the Closing the Break-up Fee will be wired in immediately available funds to an account designated by Purchaser or delivered to Purchaser (in the case of an irrevocable letter of credit) within five (5) Business Days of such termination. If Seller consummates the sale of itself or any substantial portion of the Transferred Assets pursuant to an Alternative Transaction within a period of twelve (12) months following the issuance of the Approval Order, Cardium will be entitled to a “topping” or “stalking horse” fee representing ten percent (10%) of the incremental amount by which any overbid or any other alternative offer exceeds the agreed-upon Total Purchase Price.
(b) The Break-up Fee, other amounts to be paid under Section 9.3(a), and any amounts loaned pursuant to Section 2.5(g) shall be entitled to a superpriority administrative claim status pursuant to sections 105, 503 and 507(b) of the Bankruptcy Code (or such other Bankruptcy Code section as designated by Purchaser), senior to all other superpriority administrative expense claims. The Break-up Fee shall be in all instances (including, without limitation, in the Bankruptcy Case or in the event the Bankruptcy Case is dismissed or converted to Chapter 7 of the Bankruptcy Code) senior to all claims.
(c) Except as specifically provided in this Article IX, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.
9.4 Exclusive Remedy. The parties acknowledge and agree that the rights and remedies provided in Article IX are the exclusive rights and remedies in the event of any breach of any representation, warranty, agreement or covenant by any party hereto prior to the Closing (other than those which cannot be waived by statute).

ARTICLE X
GENERAL PROVISIONS
10.1 Survival. The representations and warranties contained in this Agreement shall terminate as of the Closing. The covenants contained herein shall survive in accordance with their terms.
10.2 Notices. All waivers, notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given when hand-delivered, sent by telecopier, delivered by national overnight courier service, or 72 hours after mailed by certified first class mail, return receipt requested, postage prepaid, as follows:
(a)	If to Seller:
Transdel Pharmaceuticals, Inc.
4275 Executive Square
Suite 230
La Jolla, CA 92037
Attention: John Lomoro
Telephone: (619) 395-3513
with a copy to:
Michael D. Breslauer
Solomon Ward Seidenwurm & Smith LLP
401 B Street Suite 1200
San Diego CA 92101
Telephone: (619)238-4804
Facsimile: (619) 615-7904
(b)	If to Purchaser or Parent:
Cardium Healthcare, Inc.
c/o Cardium Therapeutics, Inc.
12255 El Camino Real
Suite 250
San Diego, CA 92130-
Attention: Tyler Dylan-Hyde
Telephone: (858) 436-1000
Facsimile: (858) 436-1001
with a copy to:
Duane Morris LLP
101 West Broadway
Suite 900
San Diego, CA 92101
Attention: P. Blake Allen
Telephone: (619) 744-2200
Facsimile: (619) 744-2201
or to such other address or to such other Person as may be designated by a party by written notice to the other parties hereto.

10.3 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that, nothing in this Agreement shall be construed to confer any rights, remedies, obligations or liabilities on any Person other than the parties hereto or their respective successors and assigns. In the event that a Chapter 11 trustee is appointed for Seller, or in the event that the Bankruptcy Case is converted to a case under Chapter 7 of the Bankruptcy Code, the obligations of Seller hereunder shall be binding upon such trustee or successor Chapter 7 estate.
10.4 Public Announcements. The parties hereto shall advise and consult with each other prior to the making of any public announcement with respect to the transactions contemplated hereby and, in any event, shall not issue any press releases, make any public announcement or statement without the consent of the other parties, except for filings, or registrations which may be required by Law, an Order of the Bankruptcy Court or by obligations pursuant to an agreement with any national securities exchange; provided, that the party intending to make such release shall give the other parties prior notice thereof and shall use its commercially reasonable efforts consistent with such applicable Law, Order or obligation to consult with the other party with respect to the text and substance of such announcement.
10.5 Entire Agreement. This Agreement (which includes its Schedules) embodies the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes any prior agreement or understanding between the parties with respect to the subject matter thereof (including, without limitation, the Letter Agreement which shall hereafter be deemed terminated and shall be of no further force or effect), except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms.
10.6 Waivers and Amendments. Except as provided below, this Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Purchaser and Seller or, in the case of a waiver, by Purchaser or Seller, as the case may be, waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of any party of any such right, power or privilege, and no single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.
10.7 Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.
10.8 Headings. Headings of the Sections and paragraphs in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.
10.9 Assignment. This Agreement may not be assigned by any party without the prior written consent of the other. Notwithstanding the foregoing, Purchaser may, without the consent of Seller, assign and delegate its obligations and rights hereunder to an Affiliate or Affiliates or lender of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder.
10.10 Applicable Law. This Agreement shall be governed and construed and interpreted in accordance with the laws of the State of California, without regard to choice of laws principles, and, to the extent applicable, the federal laws of the United States of America.

10.11 Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that the venue thereof may not be appropriate, that such suit, action or proceeding is improper or that this Agreement or any of the documents referred to in this Agreement may not be enforced in or by said courts, and each party hereto irrevocably agrees that all claims with respect to such suit, action or proceeding shall be heard and determined in the Bankruptcy Court. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party in the manner provided in this Section 10.11 and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law.
10.12 Waiver of Jury Trial. To the fullest extent permitted by Law, each of the parties hereto hereby knowingly, voluntarily and intentionally waives its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any dealings between them relating to the subject matter of this Agreement. Each party hereto (a) certifies that none of their respective representatives, agents or attorneys has represented, expressly or otherwise, that such party would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that it has been induced to execute this Agreement by, among other things, the mutual waivers and certifications herein.
10.13 Attorney’s Fees. In any litigation commenced to enforce the terms of this Agreement, the prevailing party shall be entitled to receive, in addition to all other forms of relief awarded, reasonable attorney’s fees and costs incurred in connection with such litigation.
10.14 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validly or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.
10.15 Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.
10.16 Disbursements by Seller. Seller agrees that it will disburse any funds received by it pursuant hereto in accordance with all Orders of the Bankruptcy Court.

10.17 Construction. This Agreement has been freely and fairly negotiated between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provisions of this Agreement. Any reference to any law will be deemed to refer to such law as in effect on the date hereof and all rules and regulations promulgated thereunder, unless the context otherwise requires. The words “include,” “includes” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Except as expressly stated herein, there are no third party beneficiaries to this Agreement.
10.18 Guarantee of Purchaser Obligations. In addition to its direct obligations herunder, Parent hereby guarantees the performance by Purchaser of the obligations of Purchaser under this Agreement. Parent’s obligations, including pursuant to this Section 10.17 shall at all times be subject to all defenses, offsets and cross or counterclaims which may exist in favor of Purchaser or Parent against Seller (other than defenses based on bankruptcy or insolvency).
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IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first set forth above.

TRANSDEL PHARMACEUTICALS, INC.
By:	/s/ John Lomoro
	Name:	John Lomoro
	Title:	CFO and Principal Executive Officer

CARDIUM HEALTHCARE, INC.
By:	/s/ Tyler M. Dylan-Hyde
	Name:	Tyler M. Dylan-Hyde Ph.D., J.D.
	Title:	Chief Business Officer

CARDIUM THERAPEUTICS, INC.
By:	/s/ Tyler M. Dylan-Hyde
	Name:	Tyler M. Dylan-Hyde Ph.D., J.D.
	Title:	Chief Business Officer